EXHIBIT 99.1















                   AGREEMENT AND PLAN OF MERGER

                           BY AND AMONG

               MCCAW CELLULAR COMMUNICATIONS, INC.,

                       MMM HOLDINGS, INC.,

                      MMM ACQUISITION CORP.

                               AND

                   LIN BROADCASTING CORPORATION

                      Dated April 28, 1995,

              As Amended and Restated June 30, 1995

                        TABLE OF CONTENTS


                            ARTICLE I

1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                            ARTICLE II

2.   The Merger; Terms of the Merger . . . . . . . . . . . . . . . . . 5

     2.1. The Merger . . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.2. Effective Time . . . . . . . . . . . . . . . . . . . . . . . 6
     2.3. Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.4. Certificate of Incorporation . . . . . . . . . . . . . . . . 6
     2.5. The By-Laws. . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.6. Directors. . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.7. Officers . . . . . . . . . . . . . . . . . . . . . . . . . . 7


                           ARTICLE III

3.   Conversion of Shares; Option Plan;
     Stockholders Meeting. . . . . . . . . . . . . . . . . . . . . . . 7

     3.1. Merger Consideration; Conversion or Cancellation
          of Shares in the Merger. . . . . . . . . . . . . . . . . . . 7
     3.2. Option Plan; Stock Purchase Plan . . . . . . . . . . . . . . 8
     3.3. Stockholders' Meeting. . . . . . . . . . . . . . . . . . . . 9


                            ARTICLE IV

4.   Dissenting Shares; Payment for Shares . . . . . . . . . . . . . .10

          4.1. Dissenting Shares . . . . . . . . . . . . . . . . . . .10
          4.2. Payment for Shares. . . . . . . . . . . . . . . . . . .11
          4.3. Payment for Shares If Additional Amount Is
               Not Determined As of the Effective Time . . . . . . . .12


                            ARTICLE V

5.   Representations and Warranties of LIN . . . . . . . . . . . . . .14

          5.1. Organization, Etc. of LIN . . . . . . . . . . . . . . .14
          5.2. Operations of Subsidiaries. . . . . . . . . . . . . . .14
          5.3. Agreement . . . . . . . . . . . . . . . . . . . . . . .15
          5.4. Capital Stock . . . . . . . . . . . . . . . . . . . . .15
          5.5. Brokers and Finders . . . . . . . . . . . . . . . . . .15
          5.6. Proxy Statement . . . . . . . . . . . . . . . . . . . .16
          5.7. Delaware Section 203. . . . . . . . . . . . . . . . . .16
          5.8. Rights Agreement. . . . . . . . . . . . . . . . . . . .16


                            ARTICLE VI

6.   Representations and Warranties of McCaw, Holdings
     and Merger Sub. . . . . . . . . . . . . . . . . . . . . . . . . .17

          6.1. Organization, Etc. of McCaw, Holdings
               and Merger Sub. . . . . . . . . . . . . . . . . . . . .17
          6.2. Agreement . . . . . . . . . . . . . . . . . . . . . . .17
          6.3. Brokers and Finders . . . . . . . . . . . . . . . . . .17
          6.4. Proxy Statement . . . . . . . . . . . . . . . . . . . .18
          6.5. No Prior Activities . . . . . . . . . . . . . . . . . .18
          6.6. Solvency. . . . . . . . . . . . . . . . . . . . . . . .18


                           ARTICLE VII

7.   Additional Covenants and Agreements . . . . . . . . . . . . . . .19

          7.1. Conduct of Business of LIN. . . . . . . . . . . . . . .19
          7.2. Reasonable Efforts. . . . . . . . . . . . . . . . . . .19
          7.3. Indemnification; Insurance. . . . . . . . . . . . . . .20
          7.4. New York Real Property Gains and
               Transfer Tax. . . . . . . . . . . . . . . . . . . . . .21


                           ARTICLE VIII

8.   Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . .22

          8.1. Conditions to Each Party's Obligations. . . . . . . . .22
          8.2. Conditions to Obligations of McCaw,
               Holdings and Merger Sub . . . . . . . . . . . . . . . .22
          8.3. Conditions to Obligations of LIN. . . . . . . . . . . .23


                            ARTICLE IX

9.   Termination, Amendment and Waiver . . . . . . . . . . . . . . . .24

          9.1. Termination by Mutual Consent . . . . . . . . . . . . .24
          9.2. Termination by Either McCaw or LIN. . . . . . . . . . .24
          9.3. Amendment . . . . . . . . . . . . . . . . . . . . . . .25
          9.4. Extension; Waiver . . . . . . . . . . . . . . . . . . .25
          9.5. Effect of Termination and Abandonment . . . . . . . . .25
          9.6. Procedure for Termination, Amendment,
               Extension or Waiver . . . . . . . . . . . . . . . . . .25

                            ARTICLE X

10.  Miscellaneous and General . . . . . . . . . . . . . . . . . . . .26

          10.1.  Expenses. . . . . . . . . . . . . . . . . . . . . . .26
          10.2.  Notices, Etc. . . . . . . . . . . . . . . . . . . . .26
          10.3.  Nonsurvival of Representations and
                 Warranties. . . . . . . . . . . . . . . . . . . . . .27
          10.4.  No Assignment . . . . . . . . . . . . . . . . . . . .28
          10.5.  Entire Agreement. . . . . . . . . . . . . . . . . . .28
          10.6.  Specific Performance. . . . . . . . . . . . . . . . .28
          10.7.  Remedies Cumulative . . . . . . . . . . . . . . . . .28
          10.8.  No Waiver . . . . . . . . . . . . . . . . . . . . . .28
          10.9.  No Third Party Beneficiaries. . . . . . . . . . . . .28
          10.10. Public Announcements. . . . . . . . . . . . . . . . .29
          10.11. Certain Actions by LIN. . . . . . . . . . . . . . . .29
          10.12. Governing Law . . . . . . . . . . . . . . . . . . . .29
          10.13. Name, Captions, Etc.. . . . . . . . . . . . . . . . .29
          10.14. Counterparts. . . . . . . . . . . . . . . . . . . . .29
          10.15. McCaw Guarantee . . . . . . . . . . . . . . . . . . .29


Exhibit A -- Private Market Value Guarantee, as amended

                   AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated April 28, 1995, as amended and restated June 30, 1995, by and among McCaw Cellular Communications, Inc., a Delaware corporation ("McCaw"), MMM Holdings, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of McCaw ("Holdings"), MMM Acquisition Corp., a Delaware corporation and a direct Wholly Owned Subsidiary of Holdings ("Merger Sub"), and LIN Broadcasting Corporation, a Delaware corporation ("LIN").


                             RECITALS

          WHEREAS, McCaw and Holdings are the beneficial owners of approximately 52% of the outstanding LIN Common Shares;

          WHEREAS, pursuant to and in accordance with the terms of the PMVG, the Private Market Price was set at $127.50 per LIN
Common Share;

          WHEREAS, on April 28, 1995, McCaw, Holdings, Merger Sub and LIN entered into the Original Merger Agreement, providing for the merger of Merger Sub with and into LIN in which the public stockholders of LIN would receive $127.50 per LIN Common Share;

          WHEREAS, in connection with (i) the settlement of the Stockholders Litigation and (ii) discussions with the LIN
Independent Directors, McCaw subsequently determined that it was willing to increase the Merger Consideration above the Private
Market Price, as set forth herein, and to agree to other revisions to the Original Merger Agreement;

          WHEREAS, the Boards of Directors of McCaw, Holdings, Merger Sub and LIN (in the case of LIN, with the approval of the LIN Independent Directors) each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into LIN, upon the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, McCaw, Holdings, Merger Sub and LIN desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, McCaw, Holdings, Merger Sub and LIN hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

          As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Accretion Amount":  As defined in Section 3.1(a).

          "Additional Amount":  As defined in Section 3.1(a).

          "Affiliate": As defined in Rule 12b-2 under the Exchange Act.

          "Agreement":  As defined in the preamble hereto.

          "Assumption Ratio":  As defined in Section 3.2(a).

          "AT&T":  AT&T Corp., a New York corporation.

          "AT&T Common Shares": Shares of common stock, $1.00 par value per share, of AT&T.

          "Authorization": Any consent, approval or authorization of, or any expiration or termination of any waiting period requirement (including pursuant to the HSR Act) of, or any filing, registration, qualification, declaration or designation with or by, any Governmental Body.

          "Certificate of Merger": The certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

          "Certificates":  As defined in Section 4.2.

          "Closing":  The closing of the Merger.

          "Closing Date":  The date on which the Closing occurs.

          "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

          "DGCL":  The Delaware General Corporation Law.

          "Dissenting Shares":  As defined in Section 4.1.

          "Effective Time":  As defined in Section 2.2.

          "Escrow Account":  As defined in Section 4.3(b).

          "Exchange Act": The Securities Exchange Act of 1934, as amended.

          "FCC":  The Federal Communications Commission.

          "Governmental Body": Any Federal, state, municipal, political subdivision or other governmental department, authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

          "HSR Act":  The Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

          "Holdings": As defined in the preamble to this Agreement.

          "Indemnified Parties":  As defined in Section 7.3(a).

          "LIN":  As defined in the preamble to this Agreement.

          "LIN Board":  The board of directors of LIN.

          "LIN Common Shares":  Shares of common stock, par value
$0.01 per share, of LIN;

          "LIN Independent Directors": The three members of the LIN Board designated as Independent Directors pursuant to and in accordance with Section 1 of the PMVG.

          "LIN Merger Shares": LIN Common Shares issued and outstanding immediately prior to the Effective Time, other than LIN Common Shares owned by McCaw or any of its Wholly Owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any Wholly Owned Subsidiary of LIN.

          "LIN Public Shares": LIN Common Shares not owned by McCaw or any of its affiliates or any member of a "group", as such term is used for purposes of Schedule 13D under the Exchange Act, of which McCaw or its affiliates are members with respect to securities of LIN.

          "McCaw":  As defined in the preamble to this Agreement.

          "Memorandum of Understanding":  The Memorandum of
Understanding dated June 22, 1995, setting forth the proposed terms for the settlement of the Stockholders Litigation.

          "Merger": The merger of Merger Sub with and into LIN as contemplated by Section 2.1.

          "Merger Consideration":  As defined in Section 3.1(a).

          "Merger Sub": As defined in the preamble to this Agreement.

          "NASDAQ":  The National Association of Securities
Dealers Automated Quotations System.

          "NYSE":  The New York Stock Exchange, Inc.

          "Options":  As defined in Section 3.2.

          "Option Plan":  As defined in Section 3.2.

          "Original Merger Agreement": The Merger Agreement, dated April 28, 1995, by and among McCaw, Holdings, Merger Sub and LIN, prior to the amendment and restatement thereof reflected in this Agreement.

          "PMVG":  The Private Market Value Guarantee, dated
December 11, 1989, as amended, between McCaw and LIN, attached hereto as Exhibit A.

          "Paying Agent":  As defined in Section 4.2.

          "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

          "Private Market Price": The private market price per LIN Common Share determined pursuant to Section 2(C) of the PMVG.

          "Proxy Statement":  As defined in Section 3.3.

          "Rights": The Preferred Share Purchase Rights issued pursuant to the Rights Agreement.

          "Rights Agreement":  The Rights Agreement, dated as of
May 2, 1988, as amended and restated as of January 13, 1989 and June 19, 1989 and as subsequently further amended, between LIN and Manufacturers Hanover Trust Company, as Rights Agent.

          "Schedule 13E-3":  The Transaction Statement on
Schedule 13E-3 to be filed under the Exchange Act by AT&T, McCaw, Holdings, Merger Sub and LIN with respect to the Merger.

          "SEC":  The Securities and Exchange Commission.

          "Significant Subsidiary": As defined under Rule 12b-1 of the Exchange Act.

          "Solvent":  As defined in Section 6.6.

          "Stock Purchase Plan":  As defined in Section 3.2(c).

          "Stockholders Litigation": The litigations brought by stockholder plaintiffs in connection with the Merger and the PMVG and certain related matters, as set forth in the Memorandum of Understanding.

          "Stockholders Meeting":  As defined in Section 3.3.

          "Subsidiary": As to any Person, any other Person of which at least 50% of the equity or voting interest is owned, directly or indirectly, by such first Person.

          "Surviving Corporation": The surviving corporation in the Merger.

          "Wholly Owned Subsidiary": A Subsidiary of which 100% of the equity interest is owned, directly or indirectly, by the parent company.


                            ARTICLE II

                 THE MERGER; TERMS OF THE MERGER

          2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into LIN in accordance with the provisions of
Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL. The separate corporate existence of Merger Sub shall thereupon cease and LIN shall be the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware. At the election of McCaw, any Wholly Owned Subsidiary of McCaw may be substituted for Merger Sub as a constituent corporation in the Merger, provided that the parties shall have executed an appropriate amendment to this Agreement in accordance with Section 9.3 in form and substance reasonably satisfactory to LIN and McCaw in order to reflect such substitution.

          2.2. Effective Time. The Merger shall become effective on the date and at the time (the "Effective Time") that the Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified, with the approval of LIN and McCaw, in the Certificate of Merger).

          2.3. Closing. Unless this Agreement shall have been terminated and the transactions contemplated shall have been abandoned pursuant to Section 9.1 or 9.2 and subject to the fulfillment or waiver of the conditions set forth in Article VIII, the Closing shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, as promptly as practicable (but in any event within three business days) following satisfaction of the condition set forth in Section 8.1(a) or (ii) at such other place and/or time and/or on such other date as McCaw and LIN may agree or as may be necessary to permit the fulfillment or waiver of the other conditions set forth in Article VIII. The parties hereto shall use all reasonable efforts to cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware on the Closing Date or as soon as practicable thereafter.

          2.4. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL, except that Article SECOND thereof shall be amended to read as follows:

          "The name of the Corporation (which is hereinafter called the "Corporation") is LIN Broadcasting
          Corporation."

          2.5. The By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Certificate of Incorporation of the Surviving Corporation and of the DGCL.

          2.6. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

          2.7. Officers. The officers of LIN at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.


                           ARTICLE III

                   CONVERSION OF SHARES; OPTION
                    PLAN; STOCKHOLDERS MEETING

          3.1. Merger Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this
Article III, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each LIN Common Share issued and outstanding immediately prior to the Effective Time (other than LIN
     Common Shares owned by McCaw or any of its Wholly Owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any Wholly Owned Subsidiary of LIN, which LIN
     Common Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall be automatically cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares) shall be converted into the right to receive (i) $129.50 in cash, plus (ii) the Additional Amount, if any, plus (iii) the Accretion Amount, if any (collectively, the "Merger Consideration"), as set forth in Section 4.2. The term "Additional Amount" shall mean $0.25 less an amount equal to (x) the excess over $4 million of the total fee awarded by a final and nonappealable order of the Delware Chancery Court to the plaintiffs' attorneys in connection with the settlement of the Stockholders Litigation divided by (y) the number of LIN Merger Shares. The term "Accretion Amount" shall mean an amount, if any, equal to the amount of simple interest that would accrue on $129.50 plus the Additional Amount (if any) at a rate of five and one-half percent (5-1/2%) per annum from, but not including, September 15, 1995 through, and including, the Closing Date.

          (b) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value
          $0.01 per share, of the Surviving Corporation.

          3.2. Option Plan; Stock Purchase Plan. (a) Pursuant to the terms of the Amended and Restated 1969 Stock Option Plan of LIN (the "Option Plan"), each option to purchase LIN Common Shares outstanding at the Effective Time (each, an "Option") issued pursuant to the Option Plan shall be assumed by AT&T and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, a number of AT&T Common Shares equal to the product of the Assumption Ratio and the number of LIN Common Shares remaining subject to such Option as of the Effective Time, at a price per AT&T Common Share equal to the aggregate exercise price for the LIN Common Shares remaining subject to such Option divided by the number of full AT&T Common Shares deemed to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of AT&T Common Shares that may be purchased upon exercise of such Option shall not include any fractional shares and, upon the last such exercise of such Option, a cash payment shall be made for any fractional share based upon the per share closing price of AT&T Common Shares as reported in the NYSE Composite Transactions on the date of such exercise, and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under
Section 422 or Section 423 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with
Section 424 of the Code. For purposes of the foregoing, the "Assumption Ratio" shall mean the per share closing price of the LIN Common Shares on the date of approval of the Merger by the LIN stockholders, as reported on NASDAQ, divided by the per share closing price of AT&T Common Shares on the date of approval of the Merger by the LIN stockholders, as reported in the NYSE Composite Transactions (or if such date is not a trading day, on the immediately preceding trading day). The Assumption Ratio will be adjusted appropriately, if necessary, to reflect any stock split, reverse stock split or similar change in the AT&T Common Shares or the LIN Common Shares that is not reflected in their respective per share closing prices on the date of approval of the Merger; provided that in no event will any such adjustment be made in respect of quarterly cash dividends payable on the AT&T Common Shares or the LIN Common Shares.

          (b) McCaw shall cause AT&T to take all corporate action necessary to reserve for issuance a sufficient number of AT&T Common Shares for delivery upon exercise of the Options assumed in accordance with Section 3.2(a). AT&T shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to AT&T Common Shares subject to such Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

          (c) LIN shall take such action as may be necessary so that, from and after the Effective Time, no employee of LIN shall be eligible to purchase LIN Common Shares pursuant to the LIN Broadcasting Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan"). In lieu thereof, LIN employees who meet the eligibility requirements thereof will be eligible to purchase AT&T Common Shares pursuant to the McCaw Cellular Communications, Inc. Employee Stock Purchase Plan.

          (d) LIN shall take such action as may be necessary to ensure that, following the Effective Time, no holder of Options or any participant in the Option Plan, the Stock Purchase Plan or any other plans, programs or arrangements of LIN or any of its Subsidiaries shall have any right thereunder to acquire any equity securities of LIN, the Surviving Corporation or any Subsidiary thereof.

          3.3. Stockholders' Meeting. (a) As promptly as practicable following the date hereof, LIN shall, in accordance with applicable law and its Certificate of Incorporation and By-Laws:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting") for the purpose of considering and taking action upon the Merger and this Agreement and such other matters as may be necessary to consummate the transactions contemplated herein;

          (ii) prepare and file with the SEC a preliminary proxy statement relating to the matters to be considered at the Stockholders Meeting pursuant to this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with McCaw, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders; and

          (iii) subject to the fiduciary obligations of the LIN Board under applicable law as advised in writing by outside counsel selected by the LIN Board, include in the Proxy Statement the recommendation of the LIN Board that stockholders of LIN vote in favor of the approval of the Merger, the adoption of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby.

          (b) McCaw agrees that, if the Merger is approved by the affirmative vote of at least a majority of the LIN Public Shares present and entitled to vote at the Stockholders Meeting pursuant to clause (ii) of Section 8.1(a), McCaw will vote, or cause to be voted, all of the LIN Common Shares beneficially owned by it, its affiliates or any of its Subsidiaries in favor of the approval of the Merger, the adoption of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby. In addition, each of LIN, McCaw, Holdings and Merger Sub agrees that it will fully cooperate in the preparation of the Proxy Statement and the
Schedule 13E-3.


                            ARTICLE IV

              DISSENTING SHARES; PAYMENT FOR SHARES

          4.1. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, LIN Common Shares outstanding immediately prior to the Effective Time and held by a holder (if any) who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such LIN Common Shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, as provided in Section 3.1, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereon. LIN shall give McCaw prompt notice of any demands received by LIN for appraisal of LIN Common Shares and McCaw shall have the right to participate in all negotiations and proceedings with respect to such demands. LIN shall not, except with the prior written consent of McCaw, make any payment with respect to, or settle or offer to settle, any such demands.

          4.2. Payment for Shares. (a) From and after the Effective Time, a bank or trust company to be designated by McCaw shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration for certificates (the "Certificates") formerly representing LIN Common Shares and entitled to payment of the Merger Consideration pursuant to
Section 3.1. At the Effective Time, and from time to time thereafter, McCaw or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent for the benefit of the holders of LIN Common Shares such amounts as may be necessary to permit the Paying Agent to make the payments contemplated by paragraph (b) of this Section 4.2 and, if applicable, paragraph
(d) of Section 4.3.

          (b) Promptly after the Effective Time, but in no event later than two business days after the date of the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented LIN Common Shares (other than Certificates representing LIN Common Shares owned by McCaw or any of its Wholly Owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any Wholly Owned Subsidiary of LIN) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration therefor. Upon the surrender of each such Certificate, together with such letter of transmittal duly executed and any other required documents, the Paying Agent shall pay the holder of such Certificate, in consideration therefor, the Merger Consideration multiplied by the number of LIN Common Shares formerly represented by such Certificate and, if applicable, the payment contemplated by
Section 4.3(d), and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing LIN Common Shares owned by McCaw or any of its Wholly Owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any Wholly Owned Subsidiary of LIN) shall represent solely the right to receive the aggregate Merger Consideration relating thereto and, if applicable, the payment contemplated by Section 4.3(d). No interest shall be paid or accrued on the Merger Consideration.

          (c) Promptly following the date which is one year after the Effective Time, the Paying Agent shall deliver to McCaw all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a LIN Common Share (other than Certificates representing Dissenting Shares and Certificates representing LIN Common Shares owned by McCaw or any of its Wholly Owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any Wholly Owned Subsidiary of LIN) may surrender such Certificate to McCaw and (subject to applicable abandoned property, escheat and similar laws) receive, in consideration therefor, the aggregate Merger Consideration relating thereto and, if applicable, the payment contemplated by
Section 4.3(d), without any interest or dividends thereon.

          (d) The Merger Consideration and, if applicable, any additional payment as contemplated by Section 4.3(c) or 4.3(d) shall be net to each holder of Certificates in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such holder.

          (e) If payment of cash in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of McCaw or the Paying Agent that such tax either has been paid or is not payable.

          (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any LIN Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing LIN Common Shares (other than Certificates representing LIN Common Shares owned by McCaw or any of its Wholly Owned Subsidiaries and LIN Common Shares held in the treasury of LIN or by any Wholly Owned Subsidiary of
LIN) are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto and, if applicable, the payment contemplated by Section 4.3(d), as provided in this Article IV, subject to applicable law and the other provisions of this Agreement in the case of Dissenting Shares.

          4.3. Payment for Shares If Additional Amount Is Not Determined As of the Effective Time. Notwithstanding anything to the contrary in this Agreement, in the event the Effective Time occurs prior to the determination of the Additional Amount, if any, the following provisions shall apply:

          (a) The Merger Consideration will be determined and paid in accordance with the terms hereof, and all references herein to the Merger Consideration shall be construed, as if the Additional Amount were equal to zero.

          (b) McCaw or Merger Sub shall deposit or cause to be deposited with the Paying Agent, in an interest bearing account (the "Escrow Account"), an amount equal to (i) $0.25 plus the Accretion Amount, if any, applicable to $0.25, multiplied by (ii) the number of LIN Merger Shares. Such amount and any interest thereon will be retained in the Escrow Account pending the payments contemplated by paragraph (c) of this Section 4.3.


          (c)  If the total fee awarded by a final and
     nonappealable order of the Delaware Chancery Court to the plaintiffs' attorneys in connection with the settlement of the Stockholders Litigation is greater than $4 million, the excess of such fee over $4 million will be paid to the plaintiffs' attorneys from the Escrow Account (together with any interest accrued on such excess amount in the Escrow Account). If any amount remains in the Escrow Account following such payment, an additional payment will be made to former holders of Certificates who have previously received payment of the Merger Consideration, in an amount per LIN Common Share formerly represented by such Certificates equal to (i) the aggregate amount remaining in the Escrow Account immediately following such payment to the plaintiffs' attorneys divided by (ii) the total number of LIN Merger Shares (the "Escrow Amount"). If any amount remains in the Escrow Account following all the foregoing payments, such remaining amount shall be governed by the provisions of Section 4.2(c) with respect to the deposit and retention of funds held by the Paying Agent.

          (d) Holders of Certificates who have not received payment of the Merger Consideration as of the time of determination of the Escrow Amount, if any, pursuant to paragraph (c) of this Section 4.3 will be entitled to receive, at such time as they receive payment of the Merger Consideration in accordance with Section 4.2, an additional payment, if any, equal to the Escrow Amount, without interest thereon, with respect to each LIN Common Share in respect of which such holder receives payment of the Merger Consideration.

                            ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF LIN

          LIN hereby represents and warrants to McCaw, Holdings and Merger Sub as follows:

          5.1. Organization, Etc. of LIN. LIN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by LIN to be conducted, to enter into this Agreement and (subject to the approval of the LIN stockholders) to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. LIN has obtained from the appropriate Governmental Bodies (including, without limitation, the FCC) all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of LIN and its Subsidiaries taken as a whole.

          5.2. Operations of Subsidiaries. Each Significant Subsidiary of LIN (a) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of LIN and its Subsidiaries taken as a whole and (b) has obtained from the appropriate Governmental Bodies (including, without limitation, the FCC) all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which licenses and approvals are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of LIN and its Subsidiaries taken as a whole.

          5.3. Agreement. This Agreement and the consummation of the transactions contemplated hereby have been duly approved by the LIN Board and have been duly authorized by all other necessary corporate action on the part of LIN (except for the approval of LIN's stockholders contemplated by Section 8.1(a)). This Agreement has been duly executed and delivered by a duly authorized officer of LIN and constitutes a valid and binding agreement of LIN, enforceable against LIN in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          5.4. Capital Stock. The authorized capital stock of LIN consists of (a) 150,000,000 LIN Common Shares, of which 51,714,366 shares were outstanding as of April 28, 1995, and (b) 2,000,000 shares of preferred stock, no par value, none of which were outstanding as of April 28, 1995. All outstanding LIN Common Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of LIN is entitled to preemptive rights. There were outstanding on April 28, 1995 no options, warrants or other rights to acquire capital stock from LIN, except (i) Options representing in the aggregate the right to purchase up to 1,610,931 LIN Common Shares pursuant to the Option Plan and (ii) the Rights. Since April 28, 1995, LIN has not issued any capital stock or any options, warrants or other rights to acquire capital stock from LIN, except for LIN Common Shares issued upon due exercise of Options outstanding on April 28, 1995 and except for LIN Common Shares issued pursuant to the Stock Purchase Plan in accordance with its terms. Except as disclosed in LIN's public filings under the Exchange Act filed since January 1, 1995, all outstanding shares of capital stock of the Significant Subsidiaries of LIN are owned by LIN or a direct or indirect Wholly Owned Subsidiary of LIN, free and clear of all liens, charges, encumbrances, claims and options of any nature.

          5.5. Brokers and Finders. Except for the fees and expenses payable to Lehman Brothers Inc. and Bear Stearns & Co., Inc., which fees and expenses are reflected in their agreements with LIN, copies of which have been furnished to McCaw, and except for Wasserstein Perella & Co., Inc., whose fees and expenses are reflected in their agreement with LIN and their agreement with LIN and McCaw, neither LIN nor the LIN Independent Directors has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          5.6. Proxy Statement. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act. The Proxy Statement will not, at the time filed with the SEC, at the date it or any amendment or supplement is mailed to stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by McCaw, Holdings or Merger Sub with respect to any thereof or to AT&T specifically for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Effective Time any event with respect to LIN, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, LIN shall notify McCaw thereof by reference to this Section 5.6 and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of LIN and such amendment or supplement shall comply with all provisions of applicable law. The Proxy Statement will also form a part of the Schedule 13E-3, which Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act.

          5.7.  Delaware Section 203.  The Board of Directors of
LIN has taken all appropriate and necessary action such that the provisions of Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement.

          5.8. Rights Agreement. The Rights Agreement has been amended to provide that (i) none of AT&T, McCaw, Holdings or Merger Sub will become an "Acquiring Person," (ii) no "Triggering Event," "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur and (iii)
Section 13 of the Rights Agreement will not be triggered, in each case as a result of the execution or delivery of this Agreement or any amendment hereto or the consummation of the transactions contemplated hereby (including, without limitation, the Merger), with the effect that (x) none of such events will trigger the exercisability of the Rights, the separation of the Rights from the stock certificates to which they are attached or any other provision of the Rights Agreement and (y) the Rights will no longer be outstanding upon the consummation of the Merger.

                            ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF
                  MCCAW, HOLDINGS AND MERGER SUB

          McCaw, Holdings and Merger Sub each represents and warrants to LIN as follows:

          6.1. Organization, Etc. of McCaw, Holdings and Merger Sub. Each of McCaw, Holdings and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and each has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by it to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby.

          6.2. Agreement. This Agreement and the consummation of the transactions contemplated hereby have been duly approved by the respective Boards of Directors of McCaw, Holdings and Merger Sub, by the unanimous vote of those directors present, and by Holdings as the sole stockholder of Merger Sub (no other corporate action on the part of McCaw, Holdings or Merger Sub being necessary). This Agreement has been duly executed and delivered by a duly authorized officer of each of McCaw, Holdings and Merger Sub and constitutes a valid and binding agreement of each of McCaw, Holdings and Merger Sub, enforceable against each in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          6.3. Brokers and Finders. Except for the fees and expenses payable to Morgan Stanley & Co., Incorporated, which fees and expenses will be paid by AT&T and McCaw, and except for Wasserstein Perella & Co., Inc., whose fees and expenses are reflected in their agreement with LIN and McCaw, none of AT&T, McCaw, Holdings or Merger Sub has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          6.4. Proxy Statement. None of the information to be supplied by McCaw, Holdings or Merger Sub with respect to any thereof or to AT&T for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to McCaw, Holdings or Merger Sub, or their officers and directors or any of their Subsidiaries shall occur which is required to be described in the Proxy Statement, McCaw shall notify LIN thereof by reference to this Section 6.4 and such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of LIN. The Proxy Statement will also form a part of the Schedule 13E-3, which Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act.

          6.5. No Prior Activities. Merger Sub has not incurred, and will not incur, directly or through any Subsidiary, any liabilities or obligations for borrowed money or otherwise, except incidental liabilities or obligations not for borrowed money incurred in connection with its organization. Except as contemplated by this Agreement, Merger Sub (i) has not engaged, directly or through any Subsidiary, in any business activities of any type or kind whatsoever, (ii) has not entered into any agreements or arrangements with any person or entity and (iii) is not subject to or bound by any obligation or undertaking.

          6.6. Solvency. Assuming that LIN is Solvent immediately prior to the Effective Time, the Surviving Corporation will be Solvent at and immediately after the Effective Time, after giving effect to the transactions contemplated hereby. For purposes of this Agreement, "Solvent" shall mean, with respect to LIN or the Surviving Corporation, (i) that the fair valuation of such corporation's property (on a consolidated basis) is, on the date of determination, greater than the total amount of consolidated liabilities of such corporation as of such date and (ii) that the present fair saleable value of such corporation's assets is, on the date of determination, greater than the amount that will be required to pay such corporation's probable liability on its existing debts as they become absolute and matured.

                           ARTICLE VII

               ADDITIONAL COVENANTS AND AGREEMENTS

          7.1.  Conduct of Business of LIN.  Except as
contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, LIN will, and will cause each of its Subsidiaries to, conduct its operations according to, and not enter into any transaction other than in accordance with, its ordinary course of business consistent with past practice. Notwithstanding the foregoing, pending the Effective Time, LIN and its Subsidiaries may convert their cellular systems (to the extent they are not already so converted) to provide equal access for long-distance carriers in connection with long-distance communications using LIN's or its Subsidiaries' services and, following such conversion, may market their services under the AT&T service mark, in each case on such schedule as may be determined by McCaw. AT&T hereby covenants and agrees to make the use of the AT&T service mark available to LIN and its Subsidiaries, for purposes of marketing their services pursuant to the immediately preceding sentence, on a non-exclusive, royalty free basis. Following the commencement of the marketing of any service of LIN or any of its Subsidiaries pursuant to the immediately preceding two sentences, AT&T shall continue to make the use of the AT&T service mark available on such basis with respect to such service, and such service shall continue to be so marketed under the AT&T service mark, for so long as AT&T directly or indirectly owns at least a majority of the voting power of LIN's capital stock entitled to vote generally in the election of directors, unless a majority of the LIN Independent Directors otherwise consents.

          7.2. Reasonable Efforts. LIN, McCaw, Holdings and Merger Sub shall, and shall use all reasonable efforts to cause their respective Subsidiaries to: (i) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all things necessary, proper or appropriate to satisfy the conditions set forth in Article VIII and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (ii) not take any action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

          7.3. Indemnification; Insurance. (a) McCaw and Holdings agree that all rights to indemnification now existing in favor of any of the present or former directors, officers or employees of LIN or any of its Subsidiaries (the "Indemnified Parties") as provided in its Certificate of Incorporation or Bylaws, or otherwise in effect on the date of this Agreement (including, without limitation, as provided in the PMVG), will survive the Merger and continue in full force and effect and McCaw and Holdings will cause the Surviving Corporation to honor all such rights to indemnification.

          (b) In the event of any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) subject to the rights to indemnification provided by paragraph (a) of this Section 7.3, (i) the Surviving
Corporation shall have the right, from and after the Effective
Time, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Parties and McCaw and Holdings shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (provided that such Indemnified Parties shall have the right to be represented by up to one separate counsel for the LIN Independent Directors and one separate counsel for the other Indemnified Parties as a group in connection with the defense thereof, in each case selected by such Indemnified
Parties and reasonably satisfactory to the Surviving Corporation, if such Indemnified Parties shall have been advised by such counsel that there may be one or more substantial legal defenses available to them which are different from or additional to those available to the Surviving Corporation and in the reasonable judgment of such counsel it is advisable for such Indemnified
Parties to be represented by such separate counsel, in which case, if such Indemnified Parties notify McCaw and Holdings in writing that they elect to be represented by such separate counsel at the expense of the Surviving Corporation in accordance with the terms of this proviso, the Surviving Corporation shall not have the right to assume the defense of such action on behalf of such Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) McCaw and Holdings will not be liable for any settlement effected without their prior written consent; provided that McCaw and Holdings will not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law; and provided, further, that nothing herein shall prevent the Surviving Corporation from settling any such claim, action, suit, proceeding or investigation as to any Indemnified Party subject to the rights to indemnification provided by paragraph (a) of this Section 7.3, so long as such settlement is based on the payment of money and the Surviving Corporation agrees to make all such payments due in connection with such settlement on behalf of such Indemnified Party.

          (c) McCaw and Holdings shall cause to be maintained in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by LIN with respect to matters occurring prior to and including the Effective Time for all present and past directors and officers of LIN or any of its Subsidiaries; provided, however, that (i) McCaw and Holdings may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the directors and officers covered thereby and (ii) McCaw and Holdings shall not be required to pay in the aggregate an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          (d) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

          (e) This Section 7.3 is intended to benefit the persons covered by the indemnification rights and/or insurance policies referred to in this Section 7.3 and shall be binding on all successors and assigns of McCaw, Holdings, Merger Sub, LIN and the Surviving Corporation.

          7.4. New York Real Property Gains and Transfer Tax. Any liability arising out of New York State and/or New York City Real Property Gains and Transfer Taxes, with respect to interests in real property owned directly or indirectly by LIN immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by LIN and expressly shall not be a liability of the stockholders of LIN.

                           ARTICLE VIII

                            CONDITIONS

          8.1. Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived (other than the condition set forth in clause (ii) of Section 8.1(a)) in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law and the PMVG:

          (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved at the Stockholders Meeting by (i) the requisite holders of LIN Common Shares in accordance with applicable law and the Certificate of Incorporation and By-Laws of LIN and (ii) the affirmative vote of the holders of at least a majority of the LIN Public Shares present and entitled to vote at the Stockholders Meeting at which a majority of the LIN Public Shares shall have been present.

          (b) No Injunction. There shall not be in effect any judgment, writ, order, injunction or decree of any court or Governmental Body of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction unacceptable to McCaw in its reasonable judgment; provided, however, that any party invoking this condition shall use reasonable efforts to have any such order or injunction vacated or any such other restriction eliminated.

          8.2. Conditions to Obligations of McCaw, Holdings and Merger Sub. The respective obligations of McCaw, Holdings and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or part by McCaw, Holdings and Merger Sub, as the case may be, to the extent permitted by applicable law:

          (a) Representations and Warranties True. The representations and warranties of LIN contained in Section
     Article V shall have been true in all material respects when made and at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except for changes resulting from the consummation of the transactions contemplated by this Agreement.

          (b) Performance. LIN shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c) Government Consents, Etc. All Authorizations, if any, required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, in each case without limitation or restriction unacceptable to McCaw in its reasonable judgment, except where the failure to have obtained such Authorizations would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of
     (i) LIN and its Subsidiaries taken as a whole or (ii) McCaw and its Subsidiaries taken as a whole.

          (d) Approval of Settlement of Stockholders Litigation. A stipulation of settlement, as contemplated by the Memorandum of Understanding, shall have been entered into providing for the settlement of the Stockholders Litigation on the terms set forth in the Memorandum of Understanding and such stipulation shall have been approved by a final and nonappealable order of the Delaware Chancery Court; provided that such condition shall be deemed satisfied if the only aspect of the settlement not approved by such a final and nonappealable order is the award of the plaintiffs' attorneys' fee.

          (e)  Third Party Consents.  All required
     authorizations, consents or approvals in connection with the Merger of any third party (other than a Governmental Body), if any, the failure to obtain which would have a material adverse effect on (i) LIN and its Subsidiaries taken as a whole or (ii) McCaw and its Subsidiaries taken as a whole, shall have been obtained.

          8.3.  Conditions to Obligations of LIN.  The
obligations of LIN to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by LIN to the extent permitted by applicable law:

          (a) Representations and Warranties True. The representations and warranties of McCaw, Holdings and Merger Sub contained in Article VI shall have been true in all material respects when made and at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except for changes resulting from the consummation of the transactions contemplated by this Agreement.

          (b)  Performance.  Each of McCaw, Holdings and Merger
     Sub shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.


                            ARTICLE IX

                TERMINATION, AMENDMENT AND WAIVER

          9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of LIN Common Shares, either by the mutual written consent of McCaw and LIN, or by mutual action of their respective Boards of Directors.

          9.2. Termination by Either McCaw or LIN. This Agreement may be terminated (upon notice from the terminating party to the other parties) and the Merger may be abandoned (a) by action of the Board of Directors of McCaw if the Merger shall not have been consummated by November 30, 1995, (b) by action of the Board of Directors of LIN if the Merger shall not have been consummated by December 31, 1995 or, if the condition set forth in Section 8.1(a) shall have been satisfied and the Merger is being pursued in good faith by McCaw but has not been completed due to regulatory delays or litigation, August 31, 1996, or (c) by action of the Board of Directors of either McCaw or LIN if (i) any court of competent jurisdiction in the United States or Governmental Body in the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or (ii) at the Stockholders Meeting, this Agreement and the Merger shall not receive the affirmative vote of the holders of at least a majority of the LIN Public Shares present and entitled to vote at the Stockholders Meeting at which a majority of the LIN Public Shares shall be present.

          9.3. Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify, amend or supplement this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties with respect to any of the terms contained herein; provided, however, that after approval of the Merger by the stockholders of LIN, no such amendment or modification shall be made which reduces the form or amount of consideration payable in the Merger or adversely affects the rights of LIN's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          9.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 9.3, waive compliance with any of the agreements or conditions (other than the condition set forth in clause (ii) of Section 8.1(a)) contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          9.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section
9.1 or 9.2, an amendment of this Agreement pursuant to Section
9.3 or an extension or waiver pursuant to Section 9.4 by any of the parties shall, in order to be effective, require, in the case of McCaw, Holdings or Merger Sub, approval by its Board of Directors or the duly authorized designee of its Board of Directors and, in the case of LIN, approval by its Board of Directors or the duly authorized designee of its Board of Directors and approval by a majority of the LIN Independent Directors.

          9.6. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party under this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement and except that the last two sentences of Section 7.1 will survive any termination of this Agreement and/or abandonment of the Merger. Except as and to the extent provided in the PMVG, the termination of this Agreement and abandonment of the Merger pursuant to this Article IX shall not affect in any way the PMVG, which shall continue to be in full force and effect to the extent of and in accordance with its terms.


                            ARTICLE X

                    MISCELLANEOUS AND GENERAL

          10.1. Expenses. Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby, except as set forth in Section 7.4 and except that expenses incurred in connection with printing and mailing the Proxy Statement will be shared equally by McCaw, Holdings and Merger Sub, on the one hand, and LIN, on the other.

          10.2. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

          If to LIN:

               LIN Broadcasting Corporation
               5400 Carillon Point
               Kirkland, Washington  98033
               Attn:  Mr. Tom A. Alberg
               Telecopy:  (206) 828-1835

               with copies to:

               David B. Chapnick, Esq.
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, NY  10017
               Telecopy:  (212) 455-2502
               and

               Jeffrey Weinberg, Esq.
               Weil, Gotshal & Manges
               767 Fifth Avenue
               New York, NY  10153
               Telecopy:  (212) 310-8007

          If to McCaw, Holdings or Merger Sub:

               McCaw Cellular Communications, Inc.
               1150 Connecticut Avenue, N.W.
               Suite 400
               Washington, DC  20036
               Attn:  Andrew A. Quartner, Esq.
               Telecopy:  (202) 223-9095

               with copies to:

               AT&T Corp.
               131 Morristown Rd., C64-A2029
               Basking Ridge, New Jersey  07920
               Attn:  Marilyn J. Wasser, Esq.
               Telecopy:  (908) 953-4657

               and

               Steven A. Rosenblum, Esq.
               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Telecopy:  (212) 403-2000

or to such other address as such party shall have designated by notice so given to each other party.

          10.3. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement (other than the representations and warranties set forth in Sections 6.5 and 6.6) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section
10.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          10.4. No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

          10.5. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter; provided, however, that the parties hereto acknowledge and agree that this Agreement shall not supersede or in any way modify the PMVG which shall continue to be in full force and effect in accordance with its terms. The parties further acknowledge and agree that the Merger contemplated by this Agreement shall be considered an Acquisition as defined in the PMVG.

          10.6. Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

          10.7. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          10.8. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          10.9. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto, except for the indemnification provisions contained in
Section 7.3, which provisions may be enforced by the parties referred to therein.

          10.10. Public Announcements. McCaw and LIN will agree upon the timing and content of the initial press release to be issued describing the transactions contemplated by this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable law or regulation. To the extent reasonably requested by either party, each party will thereafter consult with and provide reasonable cooperation to the other in connection with the issuance of further press releases or other public documents describing the transactions contemplated by this Agreement.

          10.11. Certain Actions by LIN. Subject to Section 9.5, LIN shall not be deemed to have breached this Agreement by virtue of any action taken by LIN that is expressly approved by a majority of the members of the LIN Board who are employees of McCaw or its affiliates other than LIN and its Subsidiaries.

          10.12. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

          10.13. Name, Captions, Etc. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof", "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

          10.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

          10.15. McCaw Guarantee. McCaw absolutely, irrevocably and unconditionally guarantees the performance and satisfaction of the obligations of each of Holdings, Merger Sub and the Surviving Corporation under this Agreement.

          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

Date:  June 30, 1995          MCCAW CELLULAR COMMUNICATIONS, INC.



                              By:  /s/
                                --------------------------------
                                Steven W. Hooper
                                President



Date:  June 30, 1995            MMM HOLDINGS, INC.



                              By:  /s/
                                --------------------------------
                                Steven W. Hooper
                                President


Date:  June 30, 1995          MMM ACQUISITION CORP.



                              By:  /s/
                                --------------------------------
                                H. John Hokenson
                                Vice President


Date:  June 30, 1995          LIN BROADCASTING CORPORATION



                              By:  /s/
                                --------------------------------
                                Lewis M. Chakrin
                                Chairman

Agreed to for purposes of the last
two sentences of Section 7.1:

AT&T CORP.



By:  /s/
     --------------------------------
       Dennis J. Carey
       Vice President